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                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             HEALTHDRIVE CORPORATION


      HEALTHDRIVE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that (i) the original Certificate of Incorporation of the Corporation was filed by the Corporation with the Secretary of State of Delaware on May 23, 1989 under the name Mobile Health Management, Inc., (ii) this Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, and (iii) this Restated Certificate of Incorporation restates, integrates and further amends the Corporation's current Certificate of Incorporation, as heretofore amended, to read in its entirety as follows:

      FIRST. The name of the Corporation is HealthDrive Corporation.

      SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

      THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 7,500,000, consisting solely of 7,500,000 shares of common stock, $.01 par value per share ("Common Stock").

      The following is a statement of the powers, designations, preferences, privileges, and relative, participating, optional, and other special rights of the Common Stock:

      1. Increase or Decrease in Authorized Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

      2. Voting Rights. The holders of Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Corporation for vote, consent or approval, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder.

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      3. Dividend, Liquidation and Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when, as and if declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to any other class or series of stock ranking senior to the Common Stock upon liquidation of the specific preferential amounts which they are entitled to receive upon such liquidation.

      FIFTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

            (a) Prior to the closing (or first closing) of the Corporation's registered initial public offering of Common Stock (the "IPO Closing"), the size of the Board of Directors shall be fixed by the Board of Directors from time to time.

            (b) From and after the IPO Closing, the Board of Directors shall be divided into three classes of directors, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office, the term of office of the directors of the first such class ("Class I") to expire as of the first annual meeting of the Corporation's stockholders following the IPO Closing, those of the second class ("Class II") to expire as of the second annual meeting of the Corporation's stockholders following the IPO Closing, and those of the third class ("Class III") as of the third annual meeting of the Corporation's stockholders following the IPO Closing, such that at each annual meeting of stockholders after the IPO Closing, nominees will stand for election to succeed those directors whose terms are to expire as of such meeting. Any director serving as such pursuant to this paragraph (b) of Article FIFTH may be removed only for cause and only by the vote of the holders of a majority of the shares of the Corporation's stock entitled to vote for the election of directors. Those directors in office immediately prior to the IPO Closing shall be allocated among Class I, Class II and Class III as determined by a resolution or resolutions of the Board of Directors, which may have been adopted prior to the effectiveness of this Amended and Restated Certificate of Incorporation.

            (c) The Board of Directors shall have the power and authority: (1) to adopt, amend or repeal any or all of the By-Laws of the Corporation, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Restated Certificate of Incorporation, by law, or by the By-Laws; and (2) to the full extent permitted or not prohibited by law, and without the consent of or other

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      action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

            (d) Except as the Delaware General Corporation Law may otherwise require, and subject to the rights of the holders of any series of Preferred Stock with respect the filling of vacancies or new directorships in the Board of Directors, any vacancies or new directorships in the Board of Directors, including unfilled vacancies or new directorships resulting from the removal of directors with or without cause or from any increase in the number of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

            (e) Directors need not be stockholders of the Corporation.

      SIXTH. No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that, to the extent required from time to time by applicable law, this Article SIXTH shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

      SEVENTH. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of being or having been a director or officer of the Corporation or serving or having served at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, as further provided in the By-Laws.

      EIGHTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its

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stockholders or any class or series of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 391 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class or series of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class or series of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class or series of stockholders of the Corporation, as the case may be, and also on the Corporation.

      NINTH. From and after the IPO Closing, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such a meeting. Subject to the right, if any, of the holders of any series of Preferred Stock to call special meetings of stockholders of the Corporation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the President, a majority of the total number of directors which the Corporation would have if there were no vacancies, or by stockholders of the Corporation holding shares of voting stock of the Corporation representing at least twenty percent (20%) of all votes that may be cast with respect to all outstanding shares of voting stock of the Corporation.

      TENTH. The affirmative vote of the holders of at least seventy-five percent (75%) of the votes that may be cast with respect to all outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required (i) to amend or repeal the provisions of Articles FOURTH (to the extent such provisions relate to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), FIFTH, SEVENTH, NINTH or TENTH of this Restated Certificate of Incorporation, as amended from time to time, (ii) to amend, adopt or repeal the Corporation's By-Laws (provided, however, that the provisions of this Article ELEVENTH shall in no way limit the power or authority of the Board of Directors to amend, adopt or repeal By-Laws),
(iii) to reduce the number of authorized shares of Common Stock or Preferred Stock, or (iv) to approve the adoption of any agreement providing for the merger of the Corporation with or into any other corporation or other entity that holds at least five percent (5%) of the votes that may be cast with respect to all outstanding voting stock of the Corporation, or to approve the sale, lease or exchange by the Corporation of all or substantially all of its property and assets to any

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person or entity that holds at least five percent (5%) of the votes that may be cast with respect to all outstanding voting stock of the Corporation.

      ELEVENTH.   The Corporation  shall not be governed by Section 203 of the
Delaware General Corporation Law.

      IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this ____ day of June, 1998.

                                    HEALTHDRIVE CORPORATION


                                       By ----------------------------
                                          Steven S. Charlap, M.D.
                                          President

ATTESTED:


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